Exhibit 16


Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 17, 2002

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated April 17, 2002, of Halliburton Company filed with the SEC and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP



By
     Steve G. Scott

PLR

cc:
Mr. Doug Foshee, Chief Financial Officer
Halliburton Company